Exhibit 10.3

AMENDMENT to ASSET PURCHASE AGREEMENT

THIS AMENDMENT to the ASSET PURCHASE AGREEMENT (“Purchase Agreement”) is made and entered into as of the 1st day of August, 2003 by and between Special Equipment Manufacturing, Inc. (“Purchaser”), and Equipment Specialties, Inc. (“Seller”) with reference to the following circumstances:

A. Seller has been engaged in the manufacturing of certain equipment used in the oil and gas well completion industry (the “Business”) and the products manufactured by Seller generally enjoy a good reputation within the oil and gas well completion industry;

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, assets of Seller used in connection with the operation of Seller’s Business; and

C. Purchaser and Seller desire to effect such acquisition upon the terms and subject to the conditions of the Asset Purchase agreement dated August 1, 2003 and the amended terms contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller hereby agree to the following amendments as follows:

1.01 (e) Intellectual Property. Buyer will execute an exclusive royalty agreement to sell the sellers intellectual property as outlined in Appendix F. This is amended to read that the Seller will assign the double blender patent and will waive license fees for the cement head and Frac Van software to Buyer and in exchange Buyer will assume the legal fees payable to Crowe & Dunlevy for the preparation of the double blender patent application. This assignment and assumption will be made a part of Appendix F.

1.01 (f) Sub-lease. Buyer will execute the sublease agreement with Seller of property leased by Equipment Specialties as outlined in Appendix G. This is amended to read that Buyer will execute an assignment and assumption of the Lease Agreement with Option to Purchase which becomes the new Appendix G. Further as an incentive for Buyer assume the lease the remaining inventory (Appendix H) is assigned to Buyer at no additional cost with the exception of the SPM Fluid End (item 1069) and Atoka trailer (item 1062). Finally, Seller will permit Buyer the continued rights to 2 seats on Solid Works which Buyer will use to trade for Autocad.

1.04 (c) Buyer provides 3 monthly payments in the amount of $25,525 for a total $76,575 each payment due and payable on September 31, 2003, October 31, 2003 and November 30, 2003. An interest rate of 6% per annum will be applied to all balances that extend beyond the due date. Final payment may be adjusted subject to mutual approval of Work in Process and any inventory that is agreed upon. This is amended to include: These payments are assigned to Oklahoma Facilities to cover unpaid rents. This assignment is listed in Appendix I.

Binding Effect. These amendments to the Purchase Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date first above written.

SELLER: Equipment Specialties, Inc. By: /s/ Mark Kehnemund ————————————————— Mark Kehnemund Chief Operating Officer

PURCHASER: Special Equipment Manufacturing, Inc. By: /s/ John Callihan ————————————————— John Callihan President

Executed this 10th day of September, 2003.